===============================================================================

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement   / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                        ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                             MERCHANTS GROUP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: ______

     (2) Aggregate number of securities to which transaction applies: _________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ___________

     (4) Proposed maximum aggregate value of transaction:______________________

     (5) Total fee paid: ______________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ______________________________________________

     (2) Form, Schedule or Registration Statement No.: ________________________

     (3) Filing Party: ________________________________________________________

     (4) Date Filed: __________________________________________________________


===============================================================================

[LOGO HERE]
                             MERCHANTS GROUP, INC.
                                250 Main Street
                            Buffalo, New York 14202

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 10, 1995

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Stockholders of Merchants Group, Inc. (the "Company") will be held at the Company's offices, 250 Main Street, Buffalo, New York, on Wednesday, May 10, 1995 at 8:00 a.m., Buffalo time, for the following purposes:

     1. To elect three directors for a term of three years.

     2. To transact such other business, including the stockholder proposal set forth in this Proxy Statement, as may properly come before the meeting or any adjournment thereof.

     The prompt return of your proxy will avoid delay and save the expense involved in further communication. You may revoke the proxy any time prior to its exercise, and the giving of your proxy will not affect your right to vote in person at the meeting.

                                          By Order of the Board of Directors

                                          ROBERT M. ZAK
                                          Secretary

Date: April 7, 1995

   STOCKHOLDERS ARE URGED TO VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                                                April 7, 1995

                             MERCHANTS GROUP, INC.
                                250 Main Street
                            Buffalo, New York 14202

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 10, 1995

     The following information is furnished in connection with the Annual Meeting of Stockholders of Merchants Group, Inc. (the "Company") to be held at the Company's offices, 250 Main Street, Buffalo, New York, on May 10, 1995 at 8:00 a.m., Buffalo time (the "Meeting"). A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1994 accompanies this Proxy Statement. Additional copies of the Annual Report, Notice, Proxy Statement and form of proxy may be obtained from the Company's Secretary, 250 Main Street, Buffalo, New York 14202. This Proxy Statement will first be sent to stockholders on or about April 7, 1995.

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy for the Meeting is being solicited by the directors of the Company. The proxy may be revoked by a stockholder at any time prior to the exercise thereof by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by a stockholder attending the Meeting, withdrawing such proxy and voting in person.

     The cost of soliciting the proxies on the enclosed form will be paid by the Company. In addition to the use of the mails, proxies may be solicited by the directors and their agents (who will receive no additional compensation therefor) by means of personal interview, telephone or telegraph, and it is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals. The Company has retained Beacon Hill Partners, Inc. to assist it with the solicitation of proxies and will pay Beacon Hill Partners, Inc. a fee of $3,000 plus reimbursement of out-of-pocket expenses for its services.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The record date for determining shares of Common Stock, $.01 par value ("Shares"), entitled to vote at the Meeting has been fixed at the close of business on March 17, 1995. On such date there were 3,158,188 Shares outstanding, entitled to one vote each. A majority of the outstanding Shares, present in person or by proxy, will constitute a quorum at the Meeting. Abstentions, broker non-votes and withheld votes will be considered as being present at the Meeting. The vote of a plurality of Shares present at the Meeting is required for election of directors and a majority of the Shares present at the Meeting will be required to adopt the stockholder proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     To the best of the Company's knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934) beneficially owned as of January 20, 1995 (unless otherwise indicated) more than 5% of the Shares outstanding except for the persons named in the following table.

     NAME AND ADDRESS OF                         NUMBER OF SHARES     PERCENT
     BENEFICIAL OWNER                           BENEFICIALLY OWNED    OF CLASS
    --------------------                        ------------------    --------
 Mellon Bank Corporation.....................         387,000(1)        12.3%
   One Mellon Bank Center
   Pittsburgh, Pennsylvania 15258

 Tweedy, Browne Company L.P..................         284,365(2)         9.0
   52 Vanderbilt Avenue
   New York, NY 10017

 Brent D. Baird and others...................         279,100(3)         8.8
   1350 One M&T Plaza
   Buffalo, New York 14203

 FMR Corp....................................         261,500(4)         8.3
   82 Devonshire Street
   Boston, Massachusetts 02109

 Merchants Mutual Insurance Company..........         255,000(5)         8.1
   250 Main Street
   Buffalo, New York 14202

 Marvin C. Schwartz..........................         197,900(6)         6.3
   605 Third Avenue
   New York, New York 10158

- - ---------------
(1) Based upon an amended Schedule 13G dated February 9, 1995, which indicated that as of December 31, 1994 Mellon Bank Corporation ("Mellon") had sole voting power with respect to 384,000 Shares, sole dispositive power with respect to 202,000 Shares and shared dispositive power with respect to 185,000 Shares. These Shares are held by subsidiaries of Mellon, including The Boston Company Advisors, Inc., The Boston Company Financial Strategies, Inc., Boston Safe Deposit and Trust Company, Mellon Bank, N.A., and The Dreyfus Corporation.

(2) Based on a Schedule 13D most recently amended on February 28, 1994, which indicated Tweedy, Browne Company L.P. ("TBC") had sole voting power with respect to 253,980 Shares and shared dispositive power with respect to all these Shares. Does not include a total of 8,600 Shares beneficially owned by partnerships in which certain partners of TBC are also partners, in which TBC disclaims beneficial ownership.

(3) Based on an amended Schedule 13D dated March 30, 1995 filed by Mr. Baird, members of the Baird family, persons with personal relationships with members of the Baird family, and entities owned or

                                        2

    controlled by the Baird family. The filing persons with respect to this amended Schedule 13D are: (i) Brent D. Baird, individually and as trustee f/b/o Jane D. Baird, 15,000 Shares; (ii) Aires Hill Corp., 47,000 Shares;
    (iii) Anne S. Baird, individually and as trustee f/b/o Cameron D. Baird, 2,100 Shares; (iv) Jane D. Baird, 13,000 Shares; (v) Bridget B. Baird, as successor trustee, 14,000 Shares; (vi) The Cameron Baird Foundation, 30,000 Shares; (vii) Brian D. Baird, as successor trustee, 1,000 Shares; (viii) Citizens Growth Properties, 19,000 Shares; (ix) Susan R. O'Connor, 2,000 Shares; (x) Cinnamon Investments Ltd., 7,000 Shares; (xi) Bruce C. Baird, 5,000 Shares; (xii) Cameron D. Baird, 4,000 Shares; (xiii) David M. Stark, as successor trustee, 2,000 Shares; (xiv) Ruth R. Senturia, 1,000 Shares;
    (xv) First Carolina Investors, Inc., 115,000 Shares; and (xvi) Belmont Contracting Co., Inc., 2,000 Shares.

(4) Based on an amended Schedule 13G dated February 13, 1995, which indicated that FMR Corp. had sole dispositive power with respect to these Shares as of December 31, 1994.

(5) Merchants Mutual Insurance Company ("Mutual") operates its business in conjunction with the Company and Merchants Insurance Company of New Hampshire, Inc. ("MNH"), the Company's wholly-owned subsidiary. See "Management Agreement."

(6) Based on a Schedule 13D dated January 13, 1994, which indicated Mr. Schwartz had sole voting and dispositive power with respect to 149,900 Shares and shared dispositive power with respect to 48,000 Shares.



     The Company is subject to statutes governing insurance holding company systems. Under the terms of the applicable New Hampshire statute, any person or entity desiring to effect a purchase or other acquisition of the Company's securities that would result in such person or entity owning 10% or more of the Company's outstanding voting securities would be required to obtain the approval of the New Hampshire Insurance Department prior to the purchase or other form of acquisition.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the Shares beneficially owned as of March
28, 1995 (unless otherwise indicated) by each director and nominee for election as director and each executive officer listed in the Summary Compensation Table.
Unless otherwise stated, each person has sole voting and investment power with respect to the Shares set forth in the table.

                                           NUMBER OF SHARES       PERCENT
          NAME                            BENEFICIALLY OWNED    OF CLASS (1)
 --------------------------------------   ------------------    ------------
 Brent D. Baird........................         279,100(2)           8.84%
 Lawrence P. Castellani................           1,000(3)            .03
 Frank J. Colantuono...................           1,000               .03
 Richard E. Garman.....................          52,000(4)           1.65
 James F. Marino.......................          67,458(5)           2.10
 Henry P. Semmelhack...................             700               .02
 Robert M. Zak.........................          11,960(6)            .37
 Directors and officers as a group.....         417,618             12.98

                                        3

- - ---------------

(1) Percentage calculations for each individual and group in the table are based on 3,158,188 Shares outstanding plus any Shares such person has the right to acquire within 60 days of the date of this Proxy Statement under the Merchants Group, Inc. 1986 Stock Option Plan, as amended (the "Option Plan").

(2) See note 3 to table under "Security Ownership of Certain Beneficial Owners."

(3) These Shares are held by Mr. Castellani's minor children.

(4) Includes 40,000 Shares owned by a corporation of which Mr. Garman is chief executive officer and majority shareholder.

(5) Includes (i) 47,658 Shares that Mr. Marino has the right to acquire pursuant to the Option Plan within 60 days of the date of this Proxy Statement, (ii) 100 Shares held by Mr. Marino's child and (iii) 7,450 Shares held by the Merchants Mutual Supplemental Executive Retirement Plan for the benefit of Mr. Marino.

(6) Includes (i) 9,750 Shares that Mr. Zak has the right to acquire under the Option Plan within 60 days of the date of this Proxy Statement and (ii) 1,110 Shares held by the Merchants Mutual Supplemental Executive Retirement Plan for the benefit of Mr. Zak.



                             ELECTION OF DIRECTORS

INFORMATION CONCERNING DIRECTORS AND NOMINEES

     The Company's Certificate of Incorporation provides that the number of directors of the Company shall be not less than five and not more than fifteen and that the directors shall be divided into three classes, each class containing as nearly equal a number of directors as possible, with one class standing for election each year. The Board has set the number of directors at seven.

     The directors recommend a vote FOR the three directors standing for election listed below. Except where authority to do so has been withheld, it is the intention of the persons named in the accompanying form of proxy to vote at the Meeting FOR these nominees. Although the directors do not contemplate that any nominee will be unable to serve, if such a situation arises prior to the Meeting, the enclosed proxy will be voted in accordance with the best judgment of the person or persons voting the proxy.

     The following table sets forth information regarding directors standing for election and directors whose terms continue beyond the Meeting:

                                                          PRINCIPAL OCCUPATION AND
           NAME, POSITION AND                             BUSINESS EXPERIENCE FOR
       TENURE WITH THE COMPANY         AGE                    PAST FIVE YEARS
       -----------------------         ---               -------------------------

                               DIRECTORS STANDING FOR ELECTION

Brent D. Baird                         56      Private investor since 1991; limited partner
  Director since 1995                          of Trubee, Collins & Co. (member firm of New
                                               York Stock Exchange, Inc.) from 1983 to 1991.

Richard E. Garman                      64      President and Chief Executive Officer of
  Director since 1987                          A.B.C. Paving Company (a construction company)
                                               for more than five years.

James F. Marino                        51      Chairman of the Board, President and Chief
  Director, Chairman of the Board,             Executive Officer of the Company since 1986;
  President and Chief Executive                President and Chief Executive Officer of
  Officer since 1986                           Mutual and MNH since 1981.


                                        4


                                                          PRINCIPAL OCCUPATION AND
           NAME, POSITION AND                             BUSINESS EXPERIENCE FOR
       TENURE WITH THE COMPANY         AGE                    PAST FIVE YEARS
       -----------------------         ---               --------------------------

                            DIRECTORS WHOSE TERMS EXPIRE IN 1996

Lawrence P. Castellani                 49      President and Chief Executive Officer of Tops
  Director since 1987                          Markets, Inc. (an operator of supermarkets and
                                               convenience stores) since 1991; President and
                                               Chief Operating Officer of Tops Markets, Inc.
                                               until 1991.

Frank J. Colantuono                    46      President and Chief Executive Officer of
  Director since 1994                          Independent Health Association, Inc. (a health
                                               maintenance organization) for more than five
                                               years.

                            DIRECTORS WHOSE TERMS EXPIRE IN 1997

Henry P. Semmelhack                    58      President and Chief Executive Officer of
  Director since 1987                          Barrister Information Systems Corporation (a
                                               manufacturer and marketer of computer systems
                                               for law firms) for more than five years.

Robert M. Zak                          37      Senior Vice-President of MNH and Mutual since
  Senior Vice-President since 1992,            1992; Chief Financial Officer of MNH and
  Chief Financial Officer since 1991,          Mutual since 1991; Vice-President -- Financial
  Secretary since 1990, Treasurer              Services of MNH and Mutual from 1989 to 1992;
  since 1988 and Director since 1994           Treasurer of MNH and Mutual since 1988;
                                               Secretary of MNH and Mutual since 1990.


OTHER DIRECTORSHIPS

     The nominees to and members of the Company's Board of Directors who will continue to serve as directors after the Meeting serve on the Boards of Directors of the following publicly-held companies:

           DIRECTOR                                COMPANY
      -------------------         ------------------------------------------
     Brent D. Baird               Exolon-ESK, Inc.
                                  First Carolina Investors, Inc.
                                  First Empire State Corporation
                                  Oglebay Norton Company
                                  Todd Shipyards Corporation

     Richard E. Garman            First Empire State Corporation

     Henry P. Semmelhack          Barrister Information Systems Corporation
                                  Comptek Research, Inc.


COMMITTEES

     After the Company restructured its Board of Directors at the 1994 Annual Meeting to reduce the number of directors from nine to five, the Company's disinterested directors at that time -- Messrs. Castellani, Garman and Semmelhack -- became the members of all of the Company's standing committees listed below. The Company has recently appointed two additional disinterested directors, and, after the Annual Meeting, it will change the membership on the standing committees to include those two directors on committees.

     The functions performed by the Audit Committee consist principally of conferring with and reviewing the reports of the Company's independent accountants and independent actuaries and bringing to the entire Board of Directors for review those items which the Audit Committee believes merit such review. The Audit Committee met five times during the fiscal year ended December 31, 1994.

     The Nominating Committee's functions are to seek out, screen, interview and present to the entire Board of Directors qualified director candidates. The functions of the Nominating Committee were performed by the Board of Directors during 1994. Suggestions of stockholders for nominees will be considered if they are forwarded to the Nominating Committee in writing with information regarding, and a written consent of, the person suggested, in accordance with procedures set forth in the Company's By-Laws.

     The function of the Compensation Committee is to evaluate the performance of key employees of the Company and its affiliates and, based upon its evaluation, to grant options under the Company's 1986 Stock Option Plan described below. The Compensation Committee did not meet during the fiscal year ended December 31, 1994.

     During the fiscal year ended December 31, 1994, the full Board of Directors met 16 times. Each director attended at least 75% of the total number of meetings of the Board and of all committees of the Board on which he served.

SECTION 16 COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires directors, officers and more than 10% shareholders ("insiders") of publicly-held companies to file reports with the Securities and Exchange Commission ("SEC") within ten days after the end of any month in which an insider engaged in a transaction in such company's securities. Under rules promulgated by the SEC, the Company is required to disclose any failures to file or late filings under Section 16(a) by its insiders. The Company is not aware of any failures to file or late filings by any insider during 1994.

MANAGEMENT AGREEMENT

     The Company is a holding company which offers property and casualty insurance through MNH. The Company and MNH operate and manage their business in conjunction with Mutual under a management agreement which was entered into as of September 29, 1986 (the "Management Agreement"). The Company has operated under the Management Agreement since it commenced doing business. The Company and MNH do not have any significant operating assets and have no employees. Under the Management Agreement, Mutual provides the Company and MNH with the facilities, management and personnel required to operate their day-to-day business, including investment management. All costs incurred by Mutual with respect to underwriting expenses are shared pro rata between Mutual and MNH based upon their annual direct premiums written, and unallocated loss adjustment expenses are allocated on the basis of the number of claims outstanding each month that are attributable to each company. All of Mutual's, the Company's and MNH's common investment expenses are shared pro rata based upon the average book value of the invested assets of each company. MNH also pays Mutual an annual management fee of $50,000. The Management Agreement requires the Company and MNH to pay Mutual 110% of Mutual's costs of providing them with non-insurance related services, and requires the Company to pay Mutual an annual fee of one half of one percent (.5%) of the average book value of the Company's invested assets exclusive of the Company's shares of MNH. Since the inception of the Management Agreement, Mutual has not provided the Company or MNH with any non-insurance related services. For the year ended December 31, 1994, approximately 65.4% of the aggregate expenses of the combined businesses of Mutual, MNH and the Company were allocated to MNH and the Company.

     The Management Agreement contains the following provisions designed to prevent conflicts of interest or to resolve them on an equitable basis should they occur:

          (A) In the event that its officers submit and recommend to the Board of any company any business opportunity, the officers of that company shall cause the same opportunity to be presented to the Boards of each of the other companies. If two or more of the companies determine to participate, the provisions of subparagraph (B) will govern. Notwithstanding the foregoing provisions, a company need not present a business opportunity to another company in the following instances: (a) the purchase or sale on the open market of marketable securities at the market price for that issue or comparable issues; or (b) if a company proposes to purchase securities issued by it; or (c) if in the good faith judgment of the common officers such opportunity does not meet the investment policies or objectives or the underwriting or claims guidelines of the other companies or is inconsistent with the cash flow or tax situation of the other companies; or (d) if the opportunity involves property in which the investing company has an existing interest and the latter company has none.

          (B) If required by subparagraph (A), whenever two or more of the companies shall concurrently engage in a common opportunity under circumstances in which it appears likely that the price or other consideration to be paid or received will not be equal for all property to be acquired or disposed of in a single transaction, the property will be acquired or disposed of in such a manner that, as nearly as feasible, each company will participate in each transaction in proportion to the total amount of such property which its Board has determined to acquire or dispose of until each company has acquired or disposed of the total amount of that property which its Board had determined to acquire or dispose of. In the event that the Boards have not determined in advance the total amount to be acquired or disposed of or the participating companies desire in the aggregate to acquire more than is available, the participation of each company in each transaction will be proportionate to its total assets as shown on its balance sheet as at the close of its quarterly fiscal period ended on or prior to the date of that transaction, or if that balance sheet is not available, as at the close of the latest quarterly fiscal period for which a balance sheet is available. The provisions of this subparagraph may be modified with respect to a particular transaction by the Board of each company if it appears that such modification is required in the interests of fairness, but any such modification must be approved by majorities of the directors of each company participating in the transaction, including a majority of the directors of each participating company who are not officers, directors or controlling persons of any other company participating in the transaction ("disinterested directors") or, in the absence of such disinterested directors, by a vote of the shareholders or policyholders of each company.

          (C) No company (Mutual, the Company or MNH) will sell any property or security to, or purchase any property or security from, any other company, if in the good faith judgment of the common officers such sale or purchase is a material transaction to any company a party to the sale or purchase, unless that sale or purchase is approved and determined to be fair to each company in the transaction by majorities of the directors of each company participating in the transaction, including a majority of the disinterested directors of each company or, in the absence of such disinterested directors, by a vote of the shareholders or policyholders of each company.

     Any change or amendment to, or modification of, the Management Agreement must be approved by the New York Insurance Department. The Management Agreement may be terminated by any party to the agreement upon five years' written notice to all of the other parties. Mutual and MNH have jointly developed and paid for all accounting, computer and insurance marketing systems used in their businesses. In the event of termination of the Management Agreement, each company has the right, at no cost, to obtain copies of all these systems, together with the right to use these systems in perpetuity.

     Mutual controls (as that term is used in the New Hampshire Insurance Law) the Company by reason of the combination of Mutual's ownership of Shares of the Company, the presence of two directors of Mutual on the Company's seven-person Board of Directors, and the management of the day-to-day business of the Company and MNH by officers who are also officers of Mutual pursuant to the Management Agreement.

     Compensation of Directors. Messrs. Marino and Zak, who are directors and officers of the Company and MNH, are not separately compensated for their services as directors. All other directors of the Company receive an annual director's fee of $9,000, plus $500 for each meeting of the full Board of Directors and of any committee attended.

EXECUTIVE OFFICERS

     The following is a listing of the Company's executive officers. The executive officers also serve as executive officers of each of Mutual and MNH.
See "Management Agreement."

                                                           PRINCIPAL OCCUPATION AND
         NAME, POSITION AND                                BUSINESS EXPERIENCE FOR
       TENURE WITH THE COMPANY           AGE                   PAST FIVE YEARS
       -----------------------           ---               ------------------------

James F. Marino                          51      See Table under "Information Concerning
  Chairman of the Board and Chief                Directors and Nominees."
  Executive Officer since 1986

Robert M. Zak                            37      See Table under "Information Concerning
  Senior Vice-President since 1992,              Directors and Nominees."
  Chief Financial Officer since 1991,
  Secretary since 1990, Treasurer
  since 1988 and Director since 1994

Edward M. Murphy                         44      Vice-President -- Investments of Mutual and
  Vice-President Investments and                 MNH since 1991; Assistant Vice President of
  Assistant Secretary since 1991                 Mutual and MNH from 1989 to 1991.


     There are no family relationships between any of the directors or executive officers of the Company.

                             EXECUTIVE COMPENSATION

     The executive officers of the Company and its wholly-owned subsidiary, MNH, also serve as executive officers of Mutual as described above under "Management Agreement." Mutual pays the salaries and other benefits of the executive officers, and the Company and MNH are allocated a portion of those salaries and other benefits in accordance with the Management Agreement.

     Summary Compensation Table. The following table summarizes the Company's and MNH's share of compensation paid during the years ended December 31, 1994, 1993 and 1992 to the Company's Chief

Executive Officer and all other executive officers whose total base salary and bonus from Mutual for 1994 exceeded $100,000 (the "Named Officers").

                                                                             LONG TERM
                                                                           COMPENSATION
                                           ANNUAL COMPENSATION(1)             AWARDS
                                    ------------------------------------   --------------
     NAME AND PRINCIPAL                                   OTHER ANNUAL                        ALL OTHER
          POSITION           YEAR    SALARY     BONUS    COMPENSATION(2)   OPTIONS/SARS(3)  COMPENSATION(4)
- - ---------------------------- ----   --------   -------   ---------------   --------------   ---------------

James F. Marino              1994   $215,608   $   -0-       $ 5,634              -0-           $17,854
  Chairman and Chief         1993   $182,933    31,250        18,296              -0-            40,300
  Executive Officer          1992   $171,315       -0-        13,423           10,000            38,173

Robert M. Zak                1994   $ 90,428   $   -0-       $   -0-              -0-           $11,500
  Senior Vice-President,     1993   $ 76,503    15,625         2,379              -0-            13,716
  Chief Financial Officer    1992   $ 63,311       -0-         2,416            5,000            11,507
  and Secretary

- - ---------------
(1) The total compensation (the sum of all columns in the summary compensation table except Options/SARs) paid to Mr. Marino by Mutual was $365,590 for 1994, $436,445 for 1993 and $365,427 for 1992. For Mr. Zak, total compensation from Mutual was $155,853 for 1994, $173,155 for 1993 and $126,614 for 1992. The Company and MNH paid 65.4% of 1994 compensation, 62.5% of 1993 compensation and 61% of 1992 compensation pursuant to the expense allocation provisions of the Management Agreement.

(2) This represents the Company's and MNH's share of the amount paid to the Named Officer as reimbursement for payment of taxes incurred as a result of Mutual's contribution to the Merchants Mutual Supplemental Executive Retirement Plan.

(3) Granted under the Merchants Group, Inc. 1986 Stock Option Plan, as amended.

(4) Represents the Company's and MNH's share of Mutual's contributions for the Named Officer's benefit to the Merchants Mutual Supplement Executive Retirement Plan and the Merchants Mutual Insurance Company Capital Accumulation Plan.


     Option Grants.  No options were granted to the Named Officers during 1994.

     Option Exercises and Year End Value. None of the Named Officers exercised any options during the year ended December 31, 1994. The following table shows the value of "in-the-money" exercisable and unexercisable options held by the Named Officers as of December 31, 1994. Valuations are based upon the closing price of the Company's Shares on the American Stock Exchange on December 30, 1994 ($15.125).

                                                              VALUE OF
                                  NUMBER OF                  UNEXERCISED
                                 UNEXERCISED                IN-THE-MONEY
                               OPTIONS/SARS AT              OPTIONS/SARS
                                  FY-END(#)                 AT FY-END($)
                                EXERCISABLE/                EXERCISABLE/
      NAME                      UNEXERCISABLE               UNEXERCISABLE
- - ----------------               ---------------              -------------
James F. Marino                     46,318/                   $ 203,281/
                                     2,500                    $   1,875

Robert M. Zak                        8,500/                   $  34,125/
                                     2,500                    $   1,875

     Employment Agreements. Mr. Marino has an employment agreement with Mutual which expires on December 31, 1996; the term of the agreement is extended one year on each December 31 unless notice is given by Mr. Marino or Mutual prior to December 31. The agreement provides that Mr. Marino shall receive an annual salary of not less than $315,000. Mr. Zak has an employment agreement with Mutual which expires on May 31, 1997; the term of the agreement is extended one year on each May 31 unless notice is given by Mr. Zak or Mutual prior to May 31. The agreement provides that Mr. Zak shall receive an annual salary of not less than $140,000.

     Both Mr. Marino's and Mr. Zak's (an "executive") agreements provide that in the event there is a "change in control" (as defined) involving Mutual, the Company or MNH and within two years after the change in control an executive's employment is terminated other than for "good reason" or his death or "total disability," the executive will be entitled to a severance benefit equal to 2.9 times the average of the aggregate annual compensation paid by Mutual to him during the previous five calendar years. The severance benefit shall be paid immediately in a lump sum discounted by an interest rate equal to the then prime rate, assuming that such payment would have been made in equal semi-monthly installments over a period of 36 months.

     Compensation Committee Report. The Compensation Committee of the Board of Directors consists of Messrs. Castellani, Garman and Semmelhack. The primary obligation of the Compensation Committee is to evaluate the performance of key employees of the Company and its affiliates for the purpose of determining whether to grant options under the Option Plan. Because of the structure of the Management Agreement under which (i) Mutual provides the facilities and personnel necessary to manage the Company's day-to-day business and (ii) the executive officers of the Company and MNH are also executive officers of Mutual and are compensated by Mutual, decisions with respect to the salary and benefits for the officers of the Company are made by the Compensation Committee of Mutual and the Board of Directors of Mutual.

     The Compensation Committee believes that long term stock-based incentive compensation encourages senior management to operate in a manner consistent with the interests of the Company's stockholders. In determining the number of options to be granted to an executive, the Compensation Committee takes into account the executive's current salary, the amount of stock-based compensation previously granted to the executive, the executive's duties and performance and competitive industry practices. No options were granted by the Company during 1994.

                                            LAWRENCE P. CASTELLANI
                                            RICHARD E. GARMAN
                                            HENRY P. SEMMELHACK

     This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or portions thereof into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

     Performance Comparison. Set forth below is a line graph comparing the yearly percentage change in cumulative stockholder return on the Company's Shares with the cumulative return on the Standard & Poor's 500 and the NASDAQ Insurance Stocks indices for the five year period beginning January 1, 1990 and ending December 31, 1994.


(DOLLARS)
                                                                    NASDAQ
      Measurement Period                                          Insurance
    (Fiscal Year Covered)        The Company       S&P 500          Stocks
    ---------------------        -----------       -------        ---------
1989                                  100             100             100
1990                                87.21           96.89           84.68
1991                               138.37          126.42          119.37
1992                               136.05          136.05          161.56
1993                               147.42          149.76          172.80
1994                               142.97          151.45          162.80



                              CERTAIN TRANSACTIONS

     Mutual provides facilities, employees and all services required to conduct the business of the Company and MNH. See "Management Agreement."

     Effective January 1, 1993, Mutual and MNH entered into a quota share reinsurance agreement under which MNH assumes 10% of Mutual's direct voluntary written premium and related losses in exchange for a reinsurance commission of 35%. The agreement also provides for MNH to pay a contingent commission to Mutual equal to any underwriting profit on the premiums assumed. Transactions are settled in cash on a monthly basis.

     On November 1, 1994, Mutual filed an application with the New York Insurance Department (the "Department") to convert from a mutual to a stock corporation under the New York law that permits a mutual insurance company to demutualize. In such a demutualization, a mutual insurance company's policyholders and surplus note holders are entitled to receive their equitable share of that company's appraised fair market value in cash or securities or a combination thereof. Mutual's application is currently pending with the Department and must ultimately be approved by the Department and by Mutual's policyholders after the Department has determined Mutual's fair market value based upon an independent appraisal. The Company has advised Mutual and the Department of its interest in sponsoring Mutual's demutualization, and Mutual has granted the Company a right of first refusal in that regard. The Company would consider acquiring Mutual if it determines that the appraised value is acceptable and it has sufficient capital to fund the acquisition. In the event the Company is not able to acquire Mutual at a price, on terms or in a time frame acceptable to the Company, the Company may elect to develop its own management structure and might, therefore, terminate the Management Agreement, subject to its required five year notice provision, or request that Mutual and the Department agree to amend the Management Agreement. Such an amendment might include, but not be limited to, a shortening of the termination period.

                              STOCKHOLDER PROPOSAL

     Management has been informed that Alan R. Kahn, beneficial owner of 500 shares whose address can be obtained by making a written or oral request to the Company's Secretary, intends to offer the following proposal at the Meeting:

     RESOLVED, that the Company's stockholders assembled at the 1995 Annual Meeting hereby strongly recommend that our Board of Directors conduct an immediate exhaustive search for a buyer of the Company, using the services of an independent investment banking firm, and submit the highest resulting offer to stockholders for approval within twelve months of this Annual Meeting date.

STATEMENT OF STOCKHOLDER IN SUPPORT OF PROPOSAL

     Our company is probably worth a substantial premium to its stated book value of $21.75 per share (at 9/30/94) in any merger or acquisition. At last year's annual stockholders' meeting, a proposal similar to this one was supported by 24% of all shares outstanding, and our management garnered the votes of only a minority of shares outstanding to oppose that proposal. Clearly, a large number of Merchants Group stockholders are displeased with the status quo and believe a sale of our company is the best way to earn a satisfactory return on our investment.

     Despite stockholders' strong interest in earning a good return on investment and in effective board representation to that end, our board of directors has continued to appear insensitive to stockholder interests. Our directors are part of an interlocking directorship including directors of our company and its "parent," Merchants Mutual Insurance Company. As a result, our board faces conflicts of interest which seem to have compromised our directors' objectivity and loyalty to stockholders. Examples of our board's poor representation of stockholder interests follow:

          1. In January 1993, Merchants Mutual caused our company to unilaterally relinquish a claim of $35 million against Merchants Mutual. This transaction was tremendously beneficial to Merchants Mutual (our "parent" company); however, it was inimical to our interests as Merchants Group stockholders. Our directors appear to have sacrificed our interests to benefit the parent.

          2. In June 1993, Merchants Mutual forced our company to issue 1,061,425 new shares of stock at a huge discount from our company's book value. This unnecessary transaction diluted the interests of Merchants Group stockholders. As a result, the per-share book value and earnings of Merchants Group are much lower now than they were before the underwriting.

          3. In July 1994, our management "suddenly discovered" a $7.5 million error which had supposedly accrued over many years, and caused our company to pay $3.1 million to Merchants Mutual.

     These illustrative events raise serious doubt about our board's ability to uphold the interests of all Merchants Group stockholders. Our board's conflicting interests appear to have been resolved unfavorably for stockholders in 1993 and 1994. An independent board without conflicts of interest would have been highly unlikely, in this stockholder's opinion, to unilaterally relinquish a large claim against our parent company or to approve the dilutive stock issue in 1993.

     Our board has offered arguments and excuses supporting its actions in recent years, and will undoubtedly do so again at any stockholders' meeting. But the aforementioned incidents, suggest that the only way for stockholders to realize a satisfactory return on our investment is to aggressively pursue a sale of our company for fair value.

COMPANY'S RESPONSE AND RECOMMENDATION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE
STOCKHOLDER PROPOSAL.                                     -------

     Your Company continues to pursue its strategic plan to maximize shareholder value by operating its business more efficiently, and by growth through increasing the business written by existing agents, developing new insurance products and new relationships with larger agents that include significant premium commitments and by making selective acquisitions of other insurance companies or blocks of business that will either increase the Company's market share in existing markets or allow the Company to expand into new markets in which the Company believes it can operate profitably. With respect to possible acquisitions, the Company has what it believes to be a unique opportunity to acquire Mutual by sponsoring Mutual's conversion to a stock company. The Company announced in August 1994 that it had advised Mutual of the Company's interest in sponsoring a demutalization and is actively pursuing that opportunity. The Company believes that Mr. Kahn's proposal would adversely affect your Company's prospects of acquiring Mutual on acceptable terms. The Company has also searched for other insurance companies or blocks of business to acquire, and in November 1993 retained an independent investment banking firm to assist the Company in searching for and studying acquisition candidates that would fulfill the Company's strategic goals. The Company believes that its strategic plan will allow it to grow and believes that it will result in an increase in earnings, which will have a corresponding positive impact on stockholder value.

     Mr. Kahn cites three instances where he suggests the Board's alleged conflicts of interest were detrimental to the Company and its stockholders. What he fails to acknowledge is the fact that in any transaction in which there was a potential conflict of interest between the Company and Mutual, the Company's interests were represented and protected by disinterested directors (that is, directors who have no connection with Mutual). These directors had separate, independent counsel. The three instances cited by Mr. Kahn are actually prime examples of how the Company's disinterested directors have protected the interests of the Company's stockholders.

     Mr. Kahn claims that the Company "unilaterally relinquished" a "$35 million claim" against Mutual in connection with the purchase from the Federal Deposit Insurance Corporation ("FDIC") of a surplus note issued by Mutual. The facts regarding that transaction are to the contrary. On January 27, 1993, after almost two years of intense, arm's-length negotiations with the FDIC, MNH purchased from the FDIC a surplus note issued by Mutual to Goldome, a bank which was seized by the FDIC in May 1991. The note was in the original principal amount of $14,000,000 and had accrued and unpaid annual return of $21,000,000. That note was more in the nature of an equity investment than a traditional debt instrument. It was not collateralized and no payments could be made without the consent of the Department. The FDIC had an independent appraisal done of the fair market value of the note, and based on that appraisal, after a series of offers and counteroffers, agreed to sell the note to MNH for $1,350,000. However, before MNH could purchase the note it had to receive the consent of insurance regulators and Mutual, who conditioned their consent on the note being amended to reduce the total amount of the note to the amount actually paid by MNH to acquire the note. Contrary to what Mr. Kahn claims, the Company did not "unilaterally relinquish" any claims; it received exactly what it paid for and to demand anything more would not have been acceptable to the parties whose consent was required. The disinterested members of the Company's Board carefully considered this transaction, and decided that it was important to purchase the note because of the risk that the FDIC might sell the note to an unknown third party who might compel Mutual to take actions that would adversely affect the Company and the presence of whom might disrupt the relationships between MNH and its independent insurance agents. Furthermore, the directors believed that the purchase of the note was in the Company's best interest because the holder of the note is eligible to participate in any demutualization by Mutual.

     Mr. Kahn also claims that the Company's 1993 public offering was "forced" upon the Company by Mutual and that the shares were sold at too low a price. The Company believed it was appropriate to access the capital markets in order to enhance its capability to expand its insurance business while remaining within the insurance industry's premiums-to-surplus guidelines and improve its performance with respect to the then recently proposed risk-based capital (RBC) requirements. The Company also believes that the capital raised in the public offering allowed MNH to retain its A- rating from A.M. Best Company. The additional capital gives your Company the financial flexibility to proceed with its strategic plan described above. Finally, the offering also gave the Company the flexibility to begin to pay a quarterly cash dividend on its common shares.

     The July 1994 payment by the Company to Mutual is cited by Mr. Kahn as another example of conflicts causing the Board to make decisions not in the best interests of the Company. This payment related to Mutual's failure to bill MNH for a portion of MNH's share of "assigned risk" automobile losses during the period from January 1, 1985 through June 30, 1994. Mr. Kahn again fails to acknowledge how that issue was handled and the result achieved for the Company by its disinterested directors. The Company's disinterested directors once again protected the interests of the Company, settling a $7,500,000 claim for $3,135,000 after extensive negotiations with disinterested directors of Mutual, with both parties represented by separate counsel.

     The Company believes that all of its directors have served the Company well, and has taken steps to increase the number of disinterested directors on the Board. At the annual meeting of stockholders last year, the Company restructured its Board, reducing the number of directors from nine to five, with only two of these directors being affiliated with Mutual. Since then, the Company has added two additional disinterested members, giving the Company five disinterested directors out of a total of seven -- hardly the interlocking Board portrayed by Mr. Kahn.

     The proponent would have your Company abandon its strategic plan and put the Company up for sale, irrespective of whether the next twelve months is an opportune time to sell the Company. He would arbitrarily direct the Board to submit a short-term sale of the Company to the stockholders irrespective of whether the Board believed that the offer was adequate or fair. Mr. Kahn does not consider the potential negative effect of such conduct on the Company or its stockholders. He fails to address the negative impact that a sale, or the prospect of a sale, of the Company would have on MNH's distribution system under which the same independent insurance agencies represent both MNH and Mutual. He does not take into account the Company's and MNH's relationship with insurance regulatory agencies. Such a drastic approach is not in the best interests of the Company or its stockholders, and your Board of Directors respectfully urges you to vote against the proposal.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Board of Directors has not yet appointed a firm to act as auditors for the fiscal year ending December 31, 1995. Price Waterhouse LLP has audited the accounts of the Company since its formation. A representative of Price Waterhouse LLP is expected to be present at the Meeting and will have an opportunity to make a statement, if the representative so desires, and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals must be received at the Company's offices no later than December 8, 1995 in order to be considered for inclusion in the Company's proxy materials for the 1996 Annual Meeting.

                                 OTHER MATTERS

     So far as the Company is aware, no matters other than those outlined in this Proxy Statement will be presented to the Meeting for action on the part of the stockholders. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote thereon the Shares to which the proxy relates in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          ROBERT M. ZAK
                                          Secretary

Buffalo, New York

                            MERCHANTS GROUP, INC.
                               250 MAIN STREET
                           BUFFALO, NEW YORK 14202
P
R        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
O
X    The undersigned hereby appoints JAMES F. MARINO and ROBERT M. ZAK,
Y and each or either of them, Proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock, $.01 par value, of Merchants Group, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 10, 1995, at the Company's offices, 250 Main Street, Buffalo, New York, at 8:00 a.m., Buffalo time, or any adjournments thereof, and directs that the shares represented by this Proxy shall be voted as indicated on the reverse side:

     Election of Directors, Nominees:                (change of address)
     Brent D. Baird, Richard E. Garman and
     James F. Marino                                 ____________________
                                                     ____________________
                                                     ____________________
                                                     ____________________
                                                     (If you have written
                                                     in the above space,
                                                     please mark the
                                                     corresponding box
                                                     on the reverse side
                                                     of this card.)


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                    SEE REVERSE
                                                                       SIDE

      / X /       PLEASE MARK YOUR                                         SHARES IN YOUR NAME
                  VOTES AS IN THIS
                  EXAMPLE.


                      FOR     WITHHELD                           FOR     AGAINST    ABSTAIN

1.  Election of      / /        / /        2. Stockholder pro-  / /       / /        / /       3. In their discretion, the
    Directors                                 posal regarding                                     Proxies are authorized to vote
    (see reverse)                             search for buyer                                    upon such other business as may
                                              for Company                                         properly come before the Meeting
For, except vote withheld from the            THE BOARD OF DIRECTORS RECOMMENDS A VOTE            or any adjournments thereof.
following nominee(s):                         AGAINST THIS PROPOSAL.
                                                                                                       THE SHARES REPRESENTED BY
- - -------------------------------------                                                             THIS PROXY WILL BE VOTED AS
                                                                                                  DIRECTED BY THE STOCKHOLDER. THE
                                                                                                  BOARD OF DI RECTORS FAVORS A VOTE
                                                                                                  FOR PROPOSAL 1 AND AGAINST
                                                                                                  PROPOSAL 2. IF NO DIRECTION IS
                                                                                                  MADE, THE PROXY WILL BE VOTED FOR
                                                                                                  PROPOSAL 1 AND AGAINST PROPOSAL 2.

                                                           Change  / /                            Please date and sign name
                                                             of                                   exactly as it appears and return
                                                           Address                                this Proxy promptly in the
                                                                                                  enclosed envelope, which requires
                                                           Attend  / /                            no postage if mailed in the
                                                           Meeting                                United States.



       SIGNATURE(S) __________________________________________________________________________   DATE  ________________

       SIGNATURE(S) __________________________________________________________________________   DATE  ________________
       NOTE: Joint owners should each sign. Executors, administrators, trustees, guardians and corporate officers should give title.
